Exhibit 10.14

Amended and Restated Executive EMPLOYMENT AGREEMENT

Amended and Restated effective as of July 19, 2023 and executed on August 14, 2023

Between

ADVEN INC. (formerly Nano Innovations Inc.)

(the “Company”)

and

R. Michael Steele

(the “Executive”)

Amended and Restated Executive EMPLOYMENT AGREEMENT

ADVEN INC.

i	Amended and Restated Executive EMPLOYMENT AGREEMENT

ADVEN INC.

ii	Amended and Restated Executive EMPLOYMENT AGREEMENT

ADVEN INC

Amended and Restated Executive EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is effective July 19, 2023 and dated as of the August 14, 2023, between

ADVEN INC., a company incorporated pursuant to the laws of the Province of Alberta, Canada with a registered office at #2230, 140 – 4th Avenue S.W., Calgary, Alberta, Canada, T2P 3N3

(the “Company”)

and

R. Michael Steele, with an address at 227 – 23 Avenue N.W., Calgary, Alberta, Canada, T2M

1S3

(the “Executive”)

RECITALS

A. The Company is an emerging technology company taking refinery residues, and other carbon rich residues, and converting them into non-combustible materials and products for energy storage devices and other niche industries for super activated carbon.

B. The Company and the Executive entered into an Executive Employment Agreement with an effective date of May 3, 2021 (the “2021 Agreement”) and the Executive has been acting as Chief Financial Officer.

C. Under this Agreement, the Executive is intended to be the Interim Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of the Company.

D. The Company and the Executive wish to enter into this Agreement pursuant to which the Executive will be employed as the CEO and CFO on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES AGREE AS FOLLOWS:

Article 1 – TERM

Section 1.1 Indefinite Term

The term of the Executive’s employment by the Company is indefinite and commenced on May 3, 2021, and shall continue unless and until such employment is earlier terminated by either party as hereinafter provided. For purpose of this Agreement, the Effective Date is deemed to be May 3, 2021, including for the purpose of calculating payments under sections 7.6 and 7.7 of this Agreement.

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Article 2 - TITLE, SERVICES, REPORTING AND DUTIES

Section 2.1 Title and Services

(1) The Executive will continue to perform the duties and responsibilities normally and reasonably associated with the office of the CFO which will include, without limitation, those services set out in Schedule “A” (the “CFO Services”) and will also perform duties and responsibilities as CEO which will include, without limitation, those activities set out in Schedule “C” until such time as the Company appoints a permanent CEO (the “CEO Services” and, collectively with the CFO Services, the “Services”).

(2) The Executive shall be employed to provide the Services on a full-time basis.

(3) The Executive agrees that the Executive’s duties and responsibilities may be modified as mutually agreed to by the Parties, each acting reasonably.

(4) The Executive will undertake and perform the Services and report to the board of directors of the Company (the “Board”); provided, however, that the Executive will only undertake and perform the CEO Services until such time that the Company appoints a permanent CEO. Upon the appointment of a permanent CEO, the Executive shall report to the CEO and resume his activities as a full-time CFO pursuant to the terms of this Agreement; provided, however, that all references in this Agreement to the Services shall be deemed to mean only the CFO Services.

Section 2.2 Conditions

The Executive’s employment under this Agreement is generally conditional upon the Executive maintaining any required regulatory approvals for his involvement as a public company officer with any stock exchange, securities commission or like authority; and, if applicable, maintaining, in good standing, his professional qualifications.

Section 2.3 Subsidiaries

The Executive will perform the Services on behalf of the Company and its subsidiaries. Accordingly, in this Agreement, the term “the Company” means the Company and all of its subsidiaries.

Section 2.4 Duties

(1) The Executive acknowledges that, as a senior officer of the Company, the Executive will owe a fiduciary duty to the Company.

(2) The Executive will also:

(a)	devote full-time effort and attention to the business and affairs of the Company;

(b)	perform the Services in a competent and efficient manner and in a manner consistent with the Executive’s fiduciary obligations to the Company as an executive officer thereof and in compliance with all reasonable Company policies of which the Executive is made aware, and will carry out all lawful instructions and directions from time to time given to the Executive in relation to the performance of the Services;

(c)	use all commercially reasonable efforts to promote the interests and goodwill of the Company;

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(d)	comply with all Company policies and codes of business ethics, as adopted by the Board from time to time, including the Company’s confidentiality and insider trading policies;

(e)	in the event of a Going Public Transaction, act as the CEO and CFO or an equivalent officer of Pubco, as requested by the Board; and

(f)	not undertake any other business or occupation or become a director or officer, employee or agent of any other company, firm, society or person without prior written approval of the Board of Directors, which such approval shall not be unreasonably withheld, and with the exception of the current advisor, director, and officer roles as described in Schedule “B”

(3) The Executive warrants that the Executive shall perform the Services and conduct his other activities in a manner which is lawful and reputable and which is designed to bring good repute to the Company, the Company’s business interests and the Executive. In particular, and in this regard, the Executive specifically agrees to provide the Services in a sound and professional manner consistent with performance quality standards of the industry and otherwise in accordance with the terms of this Agreement. In the event that the Board of Directors has a reasonable concern that the Services as performed by the Executive are being conducted in a way contrary to law or are reasonably likely to bring disrepute to the business interests or to the Company’s or the Executive’s reputation, the Company may require that the Executive make such alterations in the Executive’s activities, as the Board of Directors may reasonably require in its sole and absolute discretion to the extent necessary to address such reasonable concerns.

(4) The Executive will not knowingly breach and will take all reasonable steps to inform himself about compliance with, all Canadian and foreign laws, whether federal, provincial or state, applicable to the Executive’s respective duties and obligations hereunder. In particular, the Executive acknowledges the application of securities laws and his status as an “insider” as defined by such laws in connection with the trading in the Company’s stock and dealing with its confidential information.

Article 3 - PLACE OF EMPLOYMENT

Section 3.1 Calgary Based

The Executive will provide Services based from the Company’s Calgary office, or such other location as reasonably requested and required in Calgary, including but not limited to the Executive’s home office, but understands some travel will be necessary to where the Company currently or may in the future conduct business to the extent reasonably required to perform the Services.

In the event the Executive is required to relocate from Calgary, the Company will reimburse the Executive for all reasonable expenses incurred in connection with the relocation including transportation and temporary housing expenses.

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Article 4 - COMPENSATION AND BENEFITS

Section 4.1 Base Salary

As consideration for this Agreement, the Executive shall receive an increased annual base salary of C$275,000 as it may be adjusted from time to time in accordance with this Agreement (the “Base Salary”) plus an additional quarterly bonus of C$10,000 while acting as the CEO (the “CEO Top Up”) to be paid at the mid-point of the quarter. All such Base Salary will be due and payable by the Company to the Executive pro rata on a semi-monthly basis in arrears, net of applicable statutory deductions, in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as the Executive and the Company may agree, from time to time. Notwithstanding the foregoing, the Company and Executive agree that until such time as the Company completes a Going Public Transaction or a future debt and/or equity financing of C$10 million or greater (either event a “Significant Transaction”), the cash component of the Executive’s compensation payable to the Executive shall be C$180,000 (the “Initial Cash Compensation”) and the difference between the sum of the Base Salary and the CEO Top Up, on the one hand, and the Initial Cash Compensation, on the other hand, shall accrue and be payable the earlier of completion of the Significant Transaction or upon board approval. For greater certainty, the Base Salary difference of C$95,000 shall be amortized monthly at a rate of C$7,917 per month and the CEO Top Up shall accrue at C$10,000 per quarter, and shall only be payable the earlier of a Significant Transaction or upon board approval.

Section 4.2 Increase in Base Salary

The Company will review, at least annually, the Base Salary plus the CEO Top Up payable to the Executive from time to time during the continuance of this Agreement. The Company may, in its discretion, increase (but not decrease) the Base Salary depending on the Executive’s performance of the Services and having due regard to the financial circumstances of the Company.

Section 4.3 Performance Bonuses

The Company agrees that upon the completion of a Significant Transaction, the Executive will be entitled to, and the Company will pay, a one-time cash bonus of C$180,000.

In addition, the Executive may receive annually, but is not guaranteed, an annual cash bonus based on performance targets established by the Board from time to time (the “Bonus”), provided that the setting of performance targets and the grant of any Bonus is at the sole discretion of the Board. The Company agrees that for purposes of this Agreement, the Executive may earn up to 200% of the Executive’s Base Salary in the form of a Bonus, which may also increase in accordance with an annual compensation review.

Section 4.4 Stock Options or Other Non-Cash Bonus

The Executive will be eligible to participate in the Company’s stock option plan or other such non-cash incentive and retention plans as may be provided by the Company from time-to-time. In addition to the Executive’s current stock option awards, the Executive may earn annually up to 500% of his Base Salary in non-cash awards based on performance targets established by the Board from time to time (the “Non-Cash Bonus”), provided that the setting of performance targets and the grant of any Non-Cash Bonus is at the sole discretion of the Board. All Non-Cash Bonus grants made to the Executive will be made in accordance with and subject to the terms of the Stock Option Plan (including after applicable blackout periods) and any applicable award agreements, or other documents regarding the Non-Cash Bonus in force at the time of the grant (“Non-Cash Bonus Plan”) and subject to approval of the Board and any stock exchange on which the Company’s shares (or Pubco’s shares) are traded. The Executive acknowledges that the Board will be entitled to impose reasonable vesting conditions in connection with any grant of the Non-Cash Bonus. The Company and the Executive agree for purposes of this Agreement that the Non-Cash Bonus granted to the Executive shall be based upon such grant amount which is consistent with an allocation typically granted to Chief Financial Officers and/or Chief Executive Officers of a company in a similar business and stage plus twenty percent (20%) to reflect the Executive’s commitment to the business at this early stage.

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Section 4.5 Group Insurance and Health Benefits

The Executive will be eligible to participate in, and the Company will pay the premiums in respect of, any group medical and dental insurance, health, extended health, life, long-term disability, and accidental death and dismemberment insurance and pension plans applicable to the executives of the Company from time to time (together, the “Benefits”). Entitlement to the Benefits under any plan shall be determined by the plan carrier in accordance with the terms and conditions of such plan.

Section 4.6 Payment of Compensation and Status as a Taxable Employee

It is hereby also acknowledged and agreed that the Executive will be classified as a taxable employee of the Company for all purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated and payable on a net basis for which all required statutory taxes will first be deducted by the Company and remitted on behalf of the Executive to all applicable taxation authorities in each instance.

Article 5 - ANNUAL VACATION

Section 5.1 Period

The Executive will be entitled to six (6) weeks of paid vacation during each calendar year, to be taken at a time or times that are approved by the Company, taking into account the operational requirements of the Company and the need for timely performances of the Services. The Executive will also generally be entitled to all statutory holidays, though the performance of the Services may require that the Executive work on such days, for which the Executive will not be compensated or given time in lieu thereof, except as required by Alberta’s Employment Standards Code, as amended (the “Code”). Unused vacation may not be carried over for more than twelve months after the completion of each fiscal year.

Article 6- EXPENSES

Section 6.1 Reimbursement of Expenses

The Company will reimburse the Executive for all reasonable travel and other out-of-pocket expenses incurred by the Executive directly related to the performance of the Services (collectively, the “Expenses”). The Executive will account for such Expenses in accordance with the policies and directions provided by the Company from time to time in accordance with the Company’s expense policy.

Article 7- TERMINATION

Section 7.1 Definitions

In this Agreement:

(a)	“Just Cause” means any material breach of this Agreement and any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law, including an act involving gross negligence, or wilful misconduct, commission of a felony or indictable offence that is related to the Executive’s employment with the Company, or any material omission in the performance of Services, or the doing or condoning any unlawful or manifestly improper act; and

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(b)	“Change of Control” means either: (i) a merger or acquisition in which the Company is not the surviving entity; except for a transaction the principal purpose of which is to change the incorporating jurisdiction of the Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any other corporate reorganization or business combination in which 50% or more of the outstanding voting stock of the Company is transferred, or exchanged through merger, to different holders in a single transaction of the Company or in a series of related transactions completing within 12 months. For the purposes of this Agreement, a “Change of Control” does not include a Going Public Transaction.

(c)	“Constructive Dismissal” means constructive dismissal at common law, including, but not be limited to, a demotion in either title or within the Company organizational structure or a change in the duties of the Executive, any changes in the fundamental terms of this Agreement without the consent of the Executive and to the detriment of the Executive; provided, however, that Constructive Dismissal shall only exist if all of the following requirements are satisfied: (1) the Executive must provide notice to the Company of his intent to assert Constructive Dismissal within 30 days of the initial existence of one or more of the conditions set forth above; (2) the Company will have 30 days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if remedied, Constructive Dismissal shall not exist; and (3) any termination as a result of a Constructive Dismissal must occur within 10 days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to remedy the condition. For greater certainty, ceasing to act as CEO in accordance with Section 2.1 of this Agreement shall not constitute Constructive Dismissal.

(d)	“Effective Date of Termination” means the date on which this Agreement has been terminated in accordance with the terms set forth herein.

(e)	“Going Public Transaction” means a transaction whereby the Company becomes a reporting issuer or substantially similar status under the laws of any jurisdiction, including by way of acquisition, merger, or other transaction or series of transactions with a publicly traded company (a “Pubco”), and the date of occurrence thereof shall be deemed the date of the filing of a final prospectus or comparable document for an initial public offering of the shares of the Company or the completion of another transaction whereby securities of the Company are offered to the public.

Section 7.2 Termination by the Company for Just Cause

(1) The Company may terminate the employment of the Executive under this Agreement summarily, without any notice or any payment in lieu of notice, except as may be required by the Code, for Just Cause.

(2) The Executive acknowledges that the Company’s Stock Option Plan or other Non-Cash Bonus Plan may provide for immediate termination of any unexercised stock option or Non-Cash Bonus, even if vested, upon dismissal for Just Cause.

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Section 7.3 Voluntary Termination by the Executive

The Executive may terminate the Executive’s employment under this Agreement for any reason by providing not less than 60 calendar days’ notice in writing to the Company; provided, however, that the Company may expedite any notice period specified in such notice in its sole and absolute discretion, on the condition that the Company pays the Executive a pro-rated amount of his Base Salary for the portion of the notice period that is expedited, and that any bonuses which would have been paid or stock options or other Non-Cash Bonus which would have vested during the notice period that is expedited, are paid to or vested in the Executive, in addition to the provision of any other minimum entitlements required by the Code.

Section 7.4 Death of the Executive

The employment of the Executive will terminate upon the death or determination of the permanent disability of the Executive which renders performance of the Services contemplated hereby impossible. For further certainty, “permanent disability” means a mental or physical disability that has been certified as permanent by a qualified practicing physician, and which has caused the Executive to be substantially incapable of providing the Services to the Company for six consecutive months or a cumulative period of twelve months over a period of thirty-six consecutive months, subject to the provision of reasonable accommodations under the Alberta Human Rights Code, as amended.

Section 7.5 No Payments in Certain Events

Upon either:

(a)	termination for Just Cause in accordance with Section 7.2 herein; or

(b)	voluntary termination of employment by the Executive in accordance with Section 7.3 herein,

the Executive will be entitled to compensation earned by the Executive before the Effective Date of Termination calculated pro rata up to and including the Effective Date of Termination, reimbursement of any outstanding expenses as of the Effective Date of Termination, any outstanding vacation pay as of the Effective Date of Termination, and will be entitled to exercise any then vested stock options or other Non-Cash Bonus at any time during 90 calendar days from the Effective Date of Termination in accordance with the Company’s Stock Option Plan or other Non-Cash Bonus Plan, but will not be entitled to any severance or other payments under this Agreement or otherwise.

Section 7.6 Payments in the Event of Termination by Company Without Just Cause

The Company will, if it elects to terminate the employment of the Executive without Just Cause, or if the Executive terminates his employment as a result of a Constructive Dismissal, provide the Executive with the following, in accordance with Section 7.9, subsequent to the Effective Date of Termination:

(a)	payment of the total of:

(i)	severance in lieu of notice equal to six (6) months of the then Base Salary only plus 1 month of Base Salary per year of service; or

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(ii)	After six (6) years of service from the Effective Date, severance in lieu of notice equal to 18 months of the then Base Salary;

(iii)	the average of any Bonuses paid to the Executive over the last two years, prorated based on the number of months contemplated in Section 7.6(a)(i)(ii);

(iv)	any outstanding vacation pay as at the Effective Date of Termination;

(v)	any outstanding Expenses as at the Effective Date of Termination; and

(vi)	any other minimum entitlements required by the Code.

(b)	subject to insurer or other third-party approval, maintain the Executive’s then group benefits for the number of months contemplated in Section 7.6(a)(i)(ii), from the Effective Date of Termination;

(c)	subject to the Company’s then Stock Option Plan or other Non-Cash Bonus Plan, and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the stock options or other Non-Cash Bonus on the Effective Date of Termination at any time during 90 calendar days from the Effective Date of Termination.

Section 7.7 Payments in the Event of Termination upon a Change of Control

If at any time within 12 months after the occurrence of a Change of Control either (i) the Company terminates the Executive’s employment without Just Cause, or (ii) the Executive terminates the Executive’s employment as a result of a Constructive Dismissal, the Company will undertake the following in accordance with Section 7.9 subsequent to the Effective Date of Termination:

(d)	pay the total of:

(i)	severance in lieu of notice equal to twelve months of the then Base Salary only; or

(A)	After six (6) years of service from the Effective Date, severance in lieu of notice equal to 18 months of the then Base Salary;

(ii)	the average of any Bonuses paid to the Executive over the last two years, prorated based on the number of months contemplated in Section 7.7(a)(i)(ii);

(iii)	any outstanding vacation pay as at the Effective Date of Termination;

(iv)	any outstanding Expenses as at the Effective Date of Termination; and

(v)	any other minimum entitlements required by the Code.

(e)	subject to insurer or other third-party approval, maintain the Executive’s then group benefits for a period equal to the number of months contemplated in Section 7.7(a)(i)(ii) and its subsections, from the Effective Date of Termination;

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(f)	subject to the Company’s then Stock Option Plan or other Non-Cash Bonus Plan, and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the stock options or other Non-Cash Bonus on the Effective Date of Termination at any time during 90 calendar days from the Effective Date of Termination.

Section 7.8 Executive to Provide Release and Resignation

As of the Effective Date of Termination and so soon thereafter as practicable and as a condition of receiving payments provided for under this Agreement upon termination in excess of the minimum entitlements required by the Code, the Executive will execute and deliver to the Company a full and final release of the Company, in the form which shall be in a form mutually agreed upon within 15 days of the Effective Date of Termination, in respect of the Executive’s employment under this Agreement and otherwise against payments of amounts due the Executive hereunder. The Executive will concurrently provide a written resignation from any office held in the Company or any affiliate as of Effective Date of Termination.

Section 7.9 Manner of Payment

The Company will pay the amounts referred to in Section 7.5, Section 7.6 and Section 7.7 herein in a lump sum payment within seven business days after receipt by the Company of the executed full and final release referred to in Section 7.8 herein; provided, however, that the Executive’s minimum entitlements required by the Code shall be provided within the time periods set out in such legislation. Payment over time arrangements may be made by mutual agreement.

Section 7.10 Return of Assets and Documents

All documents and materials in any form or medium and including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories and again including, but not being limited to, leased automobiles, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Executive, will at all times remain the property of the Company and, on termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company all property of the Company in the possession of the Executive or directly or indirectly under the control of the Executive, and will not reproduce or copy any such property or other property of the Company.

ARTICLE 8 - CONFIDENTIALITY

Section 8.1 Confidential Information

(1) The Executive acknowledges that:

(a)	the Executive may, during the course of employment with the Company, acquire information which is confidential in nature or of great value to the Company and its subsidiaries including, without limitation:

{1} matters or subjects concerning the Company’s budgets, business plans, capital and operating cost estimates, computer programs, corporate assets, cost and pricing data, customer listings, employees, finances, financial reports, licensees, licensors, market projections, marketing strategies, opportunities, products or devices, future projects or products, projects or products under consideration, product release schedules, relationships with third parties, sales forecasts, sales histories, suppliers, vendors, and any other matter relating to the business, financial affairs, operations, products, projects, facilities, or services of the Company, whether in the form of correspondence, data, files, information, notes, records, or any other form, including copies or excerpts thereof;

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{2} any knowledge or information, regardless of form, that is proprietary to or maintained in confidence by the Company, including any knowledge or information relating to algorithms, analyses, chemical formulae, chemical materials, concepts, data, diagrams, designs, discoveries, drawings, equipment, flow charts, engineering, functionality, ideas, improvements, interactive elements, interfaces, inventions, know-how, manufacturing, models, outlines, patents, patent applications, plans, practices, procedures, processes, processing conditions (temperature, pressure, duration and others), research and development projects and findings, scripts, specifications, studies, systems, technical techniques, technology, trade secrets, treatments, working papers, and any other matter relating to the creations, intellectual properties, inventions, or technologies of the Company that is (i) disclosed by the Company or directly on its behalf through any means of communication (whether electronic, written, oral, aural or visual) or personal inspection, to the Executive or (ii) in any way otherwise directly accessed by the Executive whether in the form of correspondence, data, files, information, notes, records, or any other form, including copies or excerpts thereof;

{3} anything (whether tangible or intangible) which is labeled “Confidential” or is identified at the time of such disclosure or access as being confidential;

{4} any knowledge or information described above which the Company obtains from a third party and which the Company treats as proprietary or confidential information; and

{5} anything (whether tangible or intangible) that is a derivative of the Confidential Information or that is created or compiled by the Executive and is, in whole or in part, based upon or contains any portion of the Confidential Information

(collectively, the “Confidential Information”);

(b)	the disclosure of any Confidential Information to any competitor, customer, client or supplier of the Company, any unauthorized personnel of the Company, or any third party would be highly detrimental to the best interests of the Company; and

(c)	the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill, constitute proprietary rights which the Company is entitled to protect.

(2) The Executive will, while employed with the Company and at all times thereafter:

(a)	hold all Confidential Information that the Executive acquires in trust for the sole benefit of the Company and in strictest confidence;

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(b)	protect all Confidential Information from disclosure and will not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and will take all reasonable lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c)	neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Company or to any third party, nor use Confidential Information for any purpose other than the purposes of the Company, without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion.

(3) Notwithstanding the foregoing, Confidential Information shall not include any information which:

(a)	is or becomes public knowledge through no fault of the Executive; or

(b)	is independently developed by the Executive outside the scope of his employment duties to the Company; or

(c)	is disclosed by the Company to another person or entity without any restriction on its use or disclosure; or

(d)	is or becomes lawfully available to the Executive on an unrestricted basis from a source other than the Company.

(4) The restrictions on the Executive’s use or disclosure of all Confidential Information, as set forth in this Article 8, shall continue following the expiration or termination of the Executive’s employment with the Company regardless of the reasons for or manner of such termination.

(5) Notwithstanding Section 8.1(2) herein, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive will co-operate fully with the Company at the expense of the Company in seeking any such protective order.

ARTICLE 9 - NON-COMPETITION AND NON-SOLICITATION

Section 9.1 Non-Competition and Payments for Enforcement by the Company during Restricted Period

(1) The Executive acknowledges that the Executive’s Services under this Agreement are of such a nature which give the Executive value to the Company; the loss of which cannot adequately be compensated in damages or by an action at law. In addition to, and not in limitation of any other restrictive covenant which may be binding on the Executive, the Executive shall not anywhere in Canada, for a period equal to the length of time determined by severance in lieu of notice as set forth in Article 7, after the termination of this Agreement (the “Restricted Period” herein) for any reason in any manner whatsoever:

(a)	carry on, engage in, or be concerned with or interested in a business competitive to the Business of the Company; or

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(b)	permit the Executive’s name or any part thereof to in any manner whatsoever to be used or connected with any business that is, or any interest in any business that is, or involves to any material degree, a business competitive to the Business of the Company.

(c)	For the purposes of this Agreement, the “Business of the Company” means:

A high-end materials technology developer for the energy storage market.

(2) The Executive agrees that:

(a)	all restrictions contained in Section 9.1 herein are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive;

(b)	the remedy available to the Company at law for any breach by him of Section 9.1 herein will be inadequate and that the Company, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against the Executive without the necessity of proving actual damage to the Company; and

(c)	if the foregoing covenant is found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the covenant, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

Section 9.2 Non-Solicitation

The Executive hereby agrees that the Executive will not, during the period commencing on the Effective Date hereof and ending one year anniversary of the Effective Date of Termination, be a party to or abet:

(d)	any solicitation of employees, customers, clients, referral services, consultants or suppliers of the Company or any of its subsidiaries, to transfer business from the Company or any of its subsidiaries to any other person; or

(e)	seek in any way to persuade or entice any employee of the Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

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Article 10 - OWNERSHIP OF INTELLECTUAL PROPERTY

Section 10.1 Definitions

In this Agreement, “Inventions” means, collectively, all:

(a)	discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), and

(b)	each and every part of the foregoing, that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Company, where such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

Section 10.2 Exclusive Property

The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the “Intellectual Property Rights”), shall belong exclusively to the Company.

Section 10.3 Work for Hire

For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a “work made in the course of employment” or a “work made for hire”, as applicable, and the Company shall be considered the author thereof, including without limitation under the pertinent laws and regulations of Canada and the United States, as applicable, including but not limited to all provisions of the Copyright Act (Canada) and Title 17 of the United States Code, as amended from time to time.

Section 10.4 Disclosure

The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

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Section 10.5 Assignment

The Executive hereby assigns and transfer, and further agrees to, from time to time as such Inventions arise, assign and transfer to the Company or its nominee (or their respective successors or assigns) all of the Executive’s right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Company.

Section 10.6 Moral Rights

The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all the Executive’s moral rights in respect of the Inventions.

Section 10.7 Further Assistance

The Executive agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and, from time to time, at the Company’s expense, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Executive’s obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement for a period of two (2) years.

Section 10.8 Representations and Warranties

The Executive hereby represents and warrants that as of the Effective Date of this Agreement and during the term of this Agreement, the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (a) with respect to any Invention or (b) that require the Executive not to disclose the same.

Article 11- ARBITRATION

Section 11.1 Matters for Arbitration

Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings. Notwithstanding the foregoing, nothing in this Article 11 prevents the Executive from filing a claim with a government agency, or prevents that agency from adjudicating and awarding remedies based on that claim.

Section 11.2 Notice

It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

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Section 11.3 Appointments

The Party desiring arbitration shall propose three arbitrators to the other Party. The other Party may choose one of these arbitrators to act as single arbitrator or propose alternatives. In case the parties cannot agree on a single arbitrator within 5 business days, the Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed in accordance with the provisions of the Arbitration Act, RSA 2000, c A-43, as amended (the “Arbitration Act”). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The seat of arbitration will be Calgary, and the language of the arbitration will be English. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

Section 11.4 Award

The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them, except on questions of law, in which case such questions shall be appealable pursuant to section 44(2) of the Arbitration Act.

Article 12- OTHER PROVISIONS

Section 12.1 Waivers and Amendments

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the Parties. Failure or delay by either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

Section 12.2 Entire Agreement

This Agreement constitutes the entire understanding and agreement of the parties hereto concerning the subject matter hereof and supersedes all prior or contemporaneous written or oral understandings or agreements of the parties, including the 2021 Agreement, and there are no other agreements or understandings between the parties.

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Section 12.3 No Representation or Claims

The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. The Executive has no claim against the Company arising from any Services provided by the Executive to the Company in any capacity prior to the effective date of this Agreement.

Section 12.4 Governing Law

This Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Alberta, Canada, and the federal laws of Canada applicable thereto. Notwithstanding the foregoing, any matters appurtenant hereto which are covered by United States securities and/or intellectual property laws shall be governed by and construed and enforced in accordance therewith.

Section 12.5 Notices

Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if feasible transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)	if to the Company:

ADVEN INC.

Suite 2320, 140 – 4th Avenue N.W.

Calgary, AB, T2P 3N3

Attention: John Meekison

E-mail: jmeekison@exro.com

Copy to : accounting@adveninc.com

(b)	if to the Executive:

R. MICHAEL STEELE

227 – 23 Avenue N.W.

Calgary, AB, T2M 1S3

E-mail: michael@granitecreekcapital.com

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission, email or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day. “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of Alberta, Canada.

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Section 12.6 Assignment

The Executive may not assign this Agreement or any right or obligation under it.

Section 12.7 Survival

The obligations of Article 7, Article 8, Article 9, and Article 10 shall survive the termination of this Agreement.

Section 12.8 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

Section 12.9 Independent Legal Advice

The Executive acknowledges that the Company has recommended that the Executive obtain independent legal advice with respect to this Agreement, and that the Executive has had a reasonable opportunity to do so prior to executing this Agreement.

Section 12.10 Enurement

This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Section 12.11 Further Assurances

The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to give full force and effect to this Agreement.

Section 12.12 Personal Information

The Executive acknowledges that the Company is obligated to comply with the Alberta Personal Information Protection Act and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. The Executive agrees to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in seeking to ensure that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information. The Executive acknowledges that the Executive may be required by the Company to complete a TSXV form 2A (personal information) and have it notarized and delivered to the TSXV (or such other similar form as may be required by an applicable exchange).

Section 12.13 Captions

The headings, captions, article, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Section 12.14 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

<SIGNATURE PAGE FOLLOWS>

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IN WITNESS WHEREOF the Parties have executed this agreement as of the date inserted on page one with intended effect from the Effective Date.

ADVEN INC.

By:	/s/ John Meekison
	Name:	John Meekison
	Title:	Chairman of the Compensation Committee

Signed and Delivered by R. Michael Steele	)
in the presence of:	)
)
_/s/ Greg Ombach_____________________________	)
Witness (Signature))
)
Greg Ombach__________________________________	)	/s/ Michael Steele
Name (please print))		R. MICHAEL STEELE
)
g_ombach@hotmail.com________________________	)
Email Address	)
)
Munich, Bavaria, Germany_______________________	)
City, Province	)
)
Chairman of Board of Directors____________________	)
Occupation	)

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Schedule “A” – CFO Services - DRAFT

The Executive’s title shall be Chief Financial Officer.

As a senior officer and executive of Nano Innovations Inc., the Executive shall report directly to the Chief Executive Officer and/or the Board.

The Executive is accountable for the administrative, financial, and risk management operations of the company, to include the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results. Principal accountabilities are:

Planning

1.	Assist in formulating the company’s future direction and supporting tactical initiatives
2.	Monitor and direct the implementation of strategic business plans
3.	Develop financial and tax strategies
4.	Manage the capital request and budgeting processes
5.	Develop performance measures that support the company’s strategic direction

Operations

1.	Participate in key decisions as a member of the executive management team
2.	Maintain in-depth relations with all members of the management team
3.	Manage the accounting, investor relations, legal, tax, treasury and management information systems (MIS) functions
4.	Oversee the financial operations of subsidiary companies and foreign operations
5.	Manage any third parties to which functions have been outsourced
6.	Oversee the company’s transaction processing systems
7.	Implement operational best practices
8.	Oversee employee benefit plans, with particular emphasis on maximizing a cost-effective benefits package
9.	Supervise acquisition due diligence and negotiate acquisitions

Financial Information

1.	Oversee the issuance of financial information
2.	Personally review and approve all filings with the applicable securities regulators
3.	Report financial results to the board of directors

Risk Management

1.	Understand and mitigate key elements of the company’s risk profile
2.	Monitor all open legal issues involving the company, and legal issues affecting the industry
3.	Construct and monitor reliable control systems
4.	Maintain appropriate insurance coverage
5.	Ensure that the company complies with all legal and regulatory requirements
6.	Ensure that record keeping meets the requirements of auditors and government agencies
7.	Report risk issues to the audit committee of the board of directors
8.	Maintain relations with external auditors and investigate their findings and recommendations

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Funding

1.	Monitor cash balances and cash forecasts
2.	Arrange for debt and equity financing in concert with the CEO, Investment Bankers, Advisors and the Board of Directors
3.	Invest funds and oversee treasury functions

Third Parties

1.	Participate in conference calls with the investment community
2.	Maintain banking relationships
3.	Represent the company with investment bankers and investors

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Schedule “B” – Current Director, Advisor and Officer Appointments

A. Granite Creek Capital Inc. (Private)

Title:	President and Director (Officer)

Business:	Private holding and consulting firm owned by R. Michael Steele (50%) and Diana Lyn Steele (50%).

Comments:	Will become inactive during the CFO’s tenure.

B. Alberta Society of Artists (Non-profit)

Title:	Treasurer and Director (Officer)

Business:	Non-profit association of professional artists with a small gallery in Calgary and a contract to deliver art content to communities across Alberta from the Alberta Foundation for the Arts.

Comments:	Acting as a volunteer on a two-year term.

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Schedule “C” – CEO Services - DRAFT

Job Summary:

The Chief Executive Officer provides strategic, financial and operational leadership for all aspects of the company and will closely coordinate and work with the Board of Directors and senior leadership team emphasizing long-term goals, growth, profit, and return on investment.

Primary Responsibilities:

•	Oversees the ongoing operations of all divisions in the company.
•	Leads the company’s executive team toward its primary goals and objectives and oversees executive employment decisions.
•	Act as a strategic partner to the Board of Directors by developing and implementing the company’s strategies and plans.
•	Leads a team of executives to consider major decisions including acquisitions, mergers, joint ventures, or large-scale expansion; analyzing the impact on long-range growth initiatives, the company’s strategic plan, corporate culture, and the possible introduction of new strategies.
•	Promotes communication and cooperation among divisions to create a spirit of unity in the organization while reinforcing the company’s mission/vision/values whenever possible and demonstrating by example.

Duties/Responsibilities:

•	Works with the board of directors and other executives to establish short-term objectives and long-range goals; related plans and policies.
•	Deliver regular reports on the status of the company’s operations to the board of directors and to company staff by ensuring accurate analysis of budgets, financial trends, and operational milestones.
•	Support the Board of Directors and guide the senior executive team in decision making processes.
•	Oversee the organization’s financial structure, ensuring adequate and sound funding for the implementation of the company’s mission and goals.
•	Reviews the financial results and operating performance of all divisions and subsidiaries; comparing them with the company’s objectives while taking appropriate measures to address business challenges, regulatory changes, and overall performance to drive results.
•	Ensures the company’s compliance with all applicable laws, rules, regulations, and standards and communicates our compliance to stakeholders.
•	Negotiates with other companies regarding actions such as mergers, acquisitions, licensing, joint-ventures, and enforcement of the company’s legal rights.
•	Optimize the handling of banking, investor and institutional relationships and work closely with CFO to foster and grow strategic financial partnerships.
•	Serves as the company’s representative to the board of directors, shareholders, employees, customers, the government, and the public; lending credibility, vision, and leadership to the delivery of the company’s brand and key messages.
•	Performs other related duties to benefit the mission, and furtherance of the vision, of the organization.

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Required Skills/Abilities:

•	Excellent managerial and financial skills and the ability to provide leadership to any business operations area.
•	Superlative communication skills, particularly the ability to communicate as a leader and in the delivery of the company’s mission, vision, and goals.
•	Thorough understanding of management and financial practices in all areas and phases of business operations.
•	Experience working in a public company and in working with bankers, institutions, investors, and regulators to advance the share capital and reputation of the company.

Education and Experience:

•	Extensive professional experience in leadership roles.
•	Education may vary; an advanced degree in business administration, finance, or law is preferred.

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Schedule “D” – 2023 Key Performance Indicators

Date:	Initiated by YY on June 11, 2023 and finalized by the Board on July 21, 2023

Title:	CEO KPIs for AdvEn Inc. by the end of 2023

Attendees:	Grzegorz Ombach, John Meekison, Philip Chong, Yanguang Yuan

With input from Michael Steele (CFO), Weixing Chen (CTO) and Ingo Mueller (Advisor)

Strategy:

1.	Provide tangible evidence of our progress toward the Company’s goals in the form of regular reporting, trending and analysis.
2.	Develop a long-term strategic plan in conjunction with the board of directors & management including consolidated and departmental performance measures, financing plan and operating budgets for 2024.
3.	Develop and implement operational and communications strategies in support of achieving a market capitalization greater than USD$100 million. The $100 MM valuation is to be achieved in the 2nd half of 2024.

Financing:

4.	Complete a successful IPO and/or such other financings to ensure a fully funded business plan.
5.	Support efforts to apply for nondilutive government grants in addition to private financing including completion of the Company’s obligations to SDTC resulting in realizing the final grant payments of approximately CDN$1.4 million.

Operations and Product Development:

6.	Complete commissioning of the ASAC manufacturing plant including establishing final production levels, delivery times, product specifications, quality assurance/control, and process optimization.
7.	Commence the full environmental permitting process to expedite the increase in production to full capacity Deliver product samples to target customers and secure purchase orders.
8.	Tangible progress toward completing ISO 9001 certification and planning for ISO 14001.
9.	Complete ESAC milestone deliverables proposed to ERA and make efforts to fast track its development.
10.	Recruit a seasoned and industry leading CTO to replace the current CTO.

Research and Intellectual Property:

11.	Develop a comprehensive intellectual property strategy and management plan including the establishment of an IP oversight committee comprised of management and directors in order to protect AdvEn’s intellectual property.
12.	Support shareholder value creation through the protection of existing IP and the development of new IP both as enhancements/developments to ASAC and ESAC and in new innovations in support of the Company’s Mission and Vision.

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